Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the 401(k) Administrative Committee
and the Administrator of the Jack Henry &
Associates, Inc. 401(k) Retirement Savings Plan:

We consent to the incorporation by reference in the Registration Statement (No. 333-63912) on Form S-8 of Jack Henry & Associates, Inc. of our report dated June 28, 2018, with respect to the statement of net assets available for benefits of the Jack Henry & Associates, Inc. 401(k) Retirement Savings Plan as of December 31, 2017, and the related statement of changes in net assets available for benefits for the year then ended, and the related supplemental schedules of Schedule H, line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2017 and Schedule H, Line 4a - Schedule of Delinquent Participant Contributions for the year ended December 31, 2017, which report appears in the December 31, 2017 annual report on Form 11-K of the Jack Henry & Associates, Inc. 401(k) Retirement Savings Plan.

/s/ Montgomery Coscia Greilich LLP
Plano, TX
June 28, 2018